Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

FOR IMMEDIATE RELEASE

YRC Worldwide Provides Update on Ratification of Labor Contract Changes

OVERLAND PARK, Kan., Sept. 9, 2009 — YRC Worldwide Inc. (Nasdaq: YRCW) said today that union employees at its regional carrier, New Penn, have joined the more than 90 percent of its employees represented by the International Brotherhood of Teamsters in voting “yes” to ratify a previously announced modified labor agreement.

“As employee owners and stakeholders, our union workforce has made difficult decisions and demonstrated their commitment to achieving long-term success for YRC Worldwide. Revisions to the contract enable the company to strengthen its financial position,” said Mike Smid, President of YRC Inc. and Chief Operations Officer of YRC Worldwide.

The modified agreement includes a 5 percent incremental wage reduction and an 18-month cessation of union pension fund contributions, which will not require repayment. Related savings from the pension and wage reduction are approximately $45 million per month, and primarily began in August. Savings increase to an estimated $50 million per month in 2010.

The company and the Teamsters are addressing employee concerns in the remaining smaller bargaining units who have yet to ratify the contract changes. This represents a small percentage of the company’s unionized workforce.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, YRC Logistics, New Penn, Holland and Reddaway. YRC Worldwide has the largest, most comprehensive network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. The company is headquartered in Overland Park, Kan.

Media Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
212.329.1420
sdawson@lakpr.com

Investor Contact:	Sheila Taylor
YRC Worldwide Inc.
913.696.6108
sheila.taylor@yrcw.com

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide